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                                                                Exhibit 99.1


    Key Components, LLC to Acquire Valley Forge Corporation for $19.00 per Share



     Millbrook, NY, and San Rafael, CA (December 3, 1998) Key Components, LLC (CUSIP No. 9859Z US), and Valley Forge Corporation (AMEX: VF) announced today that they have entered into a definitive merger agreement under which Key Components will acquire Valley Forge for $19.00 per share, or an aggregate of $82.1 million. The directors and members of Key Components and the board of directors of Valley Forge Corporation have unanimously approved the transaction.

     Pursuant to the agreement, a subsidiary of Key Components will promptly commence a tender offer for all of the outstanding Valley Forge shares at $19.00 per share. The offer will remain open until at least January 15, 1999. The offer will be conditioned upon the valid tender of 90% of the outstanding Valley Forges shares. Any shares not purchased in the offer in which at least 90% of the outstanding shares are tendered will be acquired for the same cash price in a merger immediately after the closing of the tender offer. If the 90% condition is not met, the transaction will proceed as a one step cash merger at $19.00 per share. The transaction is also subject to a financing commitment letter and term sheet obtained by Key Components not being terminated and other customary conditions.

     Holders of over approximately 53% of the outstanding Valley Forge shares have agreed to tender their shares in the offer and vote for the merger.

     Clay Lifflander, President of Key Components, said "The acquisition of Valley Forge is a major step forward in the realization of Key Components' business plan. Valley Forge's businesses fit perfectly with Key Components' goal of becoming a premier supplier of critical components to niche markets. Key Components looks forward to working with Valley Forge's managers and customers and is committed to providing the quality and service expected in today's markets."

     David R. Brining, President of Valley Forge, said "We are very pleased to announce this transaction with Key Components. By combining the resources and businesses of Key Components with the management, employees, and businesses of Valley Forge, we believe we have created a diversified provider of quality products for our customers. We look forward to working together in partnership with Key Components to achieve even greater success in the future."

     CIBC Oppenheimer Corp. has acted as exclusive financial advisor to Valley Forge in connection with the transaction.

     SG Cowen Securities Corporation will act as Dealer Manager in connection with the tender offer.

     The offer will be made pursuant to an offer to purchase and other documents that are expected to be filed with the SEC within five business days and distributed to shareholders shortly thereafter.

     Key Components is a leading manufacturer of custom engineered, essential components for application in a diverse array of end use products, with sales principally to OEM's. Through its Hudson Lock, Inc., and ESP Lock Products, Inc., subsidiaries, Key Components is a leading designer and manufacturer of medium security, custom, and specialty locks and locking systems. Through another

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wholly owned subsidiary, B.W. Elliott Manufacturing Co., Inc., it designs and manufactures flexible metal shaft components.

     Key Components is an affiliate of Millbrook Capital Management, Inc., of Millbrook, New York, an investment firm specializing in acquisitions and management services.

     Valley Forge Corporation is a holding company that owns a group of recreational product companies and a group of industrial companies. The recreational products group is one of the largest manufacturers of products for the recreational marine industry and consists of Marinco, Heart Interface Corporation, The Guest Company, Glendinning Marine Products, Force 10 Marine, and Cruising Equipment Company. The industrial group, which consists of Gits Manufacturing Company, Turner Electric Company, and Multiplex Technology, manufactures turbo-charger actuators, lubricating devices for machinery and equipment, high-voltage switches, and high-performance video distribution equipment. Valley Forge also has an interest in Mastervolt International B.V., a Dutch manufacturer of power inverters and battery chargers for the European marine and industrial markets.

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